Exhibit 99.1

FOR IMMEDIATE RELEASE

October 3, 2005

FOR MORE INFORMATION CONTACT

Investor Relations Department

512-404-5128

AUSTIN, TX, October 3, 2005 - Financial Industries Corporation (Pink Sheets: FNIN) today announced that Chief Executive Officer and President J. Bruce Boisture will resign his positions on November 4, 2005. Mr. Boisture will also resign from the Company’s Board of Directors at that time.

Mr. Keith Long, the Chairman of the Company’s Board of Directors, commented, “We are grateful for the significant contributions that Mr. Boisture has made during a period fraught with unexpected difficulties. He has provided strong leadership to correct fundamental problems that confronted the Company, recruited a capable, professional management team, and put the Company on the road to future growth and profitability. We appreciate his ongoing support and wish him well in his future endeavors.”

Mr. Boisture commented, “This is the appropriate time to conclude my involvement with the Company. Its senior management team and sales organization have been reorganized, its expense structure rationalized, and its financial accounts reviewed and restated. I am glad that we have been able to accomplish these milestones within the period that I have been with the Company and happy to be able to leave the Company in the hands of the strong, experienced new management team that we have assembled over the past eighteen months. I am confident that they will lead the Company forward to the new successes for which the foundations are now in place.”

The Company’s Board of Directors has commenced a search for a successor. Michael P. Hydanus, who is currently Senior Vice President-Operations of the Company, has been designated as Interim CEO, effective as of November 5, 2005. Mr. Hydanus, who joined the Company in May 2005, has over 20 years of insurance industry experience. Since joining the Company, Mr. Hydanus has reported to Mr. Boisture and worked closely with him on a wide range of strategic and operational matters.

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Financial Industries Corporation cautions that the statements in this press release, relating to the reorganization of the Company’s management and sales organization, its expense structure and its review and restatement of financial accounts and other matters that are not historical factual information are forward-looking statements that represent management’s belief and assumptions based on currently available information. The information contained in this press release relating to trends in the Company’s operations and financial results and the contingencies and uncertainties to which the Company may be subject, as well as other statements including words such as “anticipate,” “cautions”, “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning the financial results, economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements, including timing and results of audits and reviews, general economic conditions, customer response, performance of management team and other factors described in the Company’s Form 10-K for the year ended December 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Financial Industries Corporation

For more information on FIC, go to http://www.ficgroup.com on the Internet.